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EXHIBIT 23.4

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

        We consent to the reference to our firm under the caption "Experts" in this Amendment No. 2 to Registration Statement No. 333-104321 on Form S-4 of Gart Sports Company and related Joint Proxy Statement/Prospectus of Gart Sports Company and The Sports Authority, Inc. for the registration of 13,852,800 shares of Gart Sports Company common stock, and to the incorporation by reference therein of our report dated March 7, 2003, with respect to the consolidated financial statements of The Sports Authority, Inc. included in its Annual Report (Form 10-K) for the year ended February 1, 2003, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Miami, Florida
June 17, 2003

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  EXHIBIT 23.4